As filed with the Securities and Exchange Commission on February 25, 2009

Registration No. 333-145174

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SiRF TECHNOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0576030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

217 Devcon Drive

San Jose, California 95112

(408) 467-0410

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Diosdado P. Banatao

Interim President and Chief Executive Officer

217 Devcon Drive

San Jose, California 95112

(408) 467-0410

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allison Leopold Tilley, Esq.

Noelle Matteson, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, California 94304

(650) 233-4500

Approximate date of commencement of proposed sale to the public:    Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to a Registration Statement on Form S-3 (File No. 333-145174) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2007 by SiRF Technology Holdings, Inc. (the “Company”) and immediately declared effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act of 1933, as amended, the Company registered for resale 5,992,159 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share. The Shares were registered to permit resales of such Shares by selling stockholders, as named in the Registration Statement, who acquired the Shares in connection with the Company’s acquisition of Centrality Communications, Inc., a California corporation, on August 6, 2007.

The Company is seeking to deregister all Shares that remain unsold under the Registration Statement as of the date hereof. Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove and withdraw from registration all Shares registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the San Jose, California, on February 24, 2009.

SIRF TECHNOLOGY HOLDINGS, INC.

By	/s/ Diosdado P. Banatao
Diosdado P. Banatao
Interim President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Diosdado P. Banatao, Dennis Bencala and Adam Dolinko and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 No. 333-145174 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Diosdado P. Banatao Diosdado P. Banatao	Interim President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 24, 2009

/s/ Dennis Bencala	Chief Financial Officer (Principal Financial and Accounting Officer)	February 24, 2009
Dennis Bencala

/s/ Kanwar Chadha	Director	February 24, 2009
Kanwar Chadha

/s/ Moiz M. Beguwala	Director	February 24, 2009
Moiz M. Beguwala

	Director	February , 2009
Mohanbir Gyani

/s/ Stephen C. Sherman	Director	February 24, 2009
Stephen C. Sherman

/s/ James M. Smaha	Director	February 24, 2009
James M. Smaha

/s/ Sam S. Srinivasan	Director	February 24, 2009
Sam S. Srinivasan